FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 25, 2011	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES STRONG QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, July 25, 2011 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended June 30, 2011.

Parke Bancorp reported net income available to common shareholders of $1.89 million, or $0.38 per diluted common share, for the June 30, 2011 quarter, compared to net income of $1.76 million, or $0.35 per diluted common share, reported for the quarter ended June 30, 2010, an increase of 8.2%. The following is a recap of significant items that impacted the second quarter of 2011 compared to the same quarter last year: a $527,000 increase in net interest income primarily attributable to a lower cost of deposits; a $223,000 increase in gain on sale of loans recorded by the Bank’s SBA joint venture, of which the Bank owns 51%; a $100,000 decrease in the loan loss provision; a $123,000 increase in salary expense attributable to annual increases and additional staffing: and increased other real estate owned (“OREO”) expenses and other loan related expenses of $163,000. Net income available to common shareholders year-to-date was $3.94 million or $0.79 per diluted common share, compared to $3.30 million, or $0.66 per diluted common share, reported for the six months ended June 30, 2010, an increase of 18.4%.

At June 30, 2011, Parke Bancorp's total assets decreased to $745.5 million from $756.9 million at December 31, 2010, a decrease of $11.4 million or 1.5%. The decrease was largely due to a planned run-off of brokered deposits.

Parke Bancorp's total loans increased to $630.3 million from $626.7 million at December 31, 2010, an increase of $3.6 million or 0.6%.

At June 30, 2011, Parke Bancorp had $34.6 million in non-performing loans representing 4.6% of total assets, an increase from $27.4 million at December 31, 2010. Loans past due 30 to 89 days were $3.3 million at June 30, 2011, a decrease of $12.5 million from December 31, 2010.

At June 30, 2011, Parke Bancorp's allowance for loan losses was $16.5 million. The ratio of allowance for loan losses to total loans increased to 2.6% at June 30, 2011 from 2.4% at December 31, 2010. During the quarter Parke Bancorp charged-off $381,000 in loans, primarily due to estimated collateral deficiencies on impaired loans. The ratio of allowance for loan losses to non-performing loans was 47.8% at June 30, 2011, compared to 53.9% at December 31, 2010.

Parke Bancorp's total investment securities decreased to $27.2 million from $29.7 million at December 31, 2010, a decrease of $2.5 million or 8.5%.

OREO at June 30, 2011 was $18.7 million, compared to $16.7 million at December 31, 2010. The real estate owned consisted of 14 properties, the largest being a condominium development valued at $11.7 million. This property was sold and financed by Parke Bank in 2010 but does not qualify for a sales treatment under Generally Accepted Accounting Principles (GAAP).

At June 30, 2011, Parke Bancorp's total deposits decreased to $601.9 million from $604.7 million at December 31, 2010, a decrease of $2.8 million or 0.5%. The decrease was due to a planned run-off of brokered deposits.

Parke Bancorp's total borrowings decreased to $64.1 million from $75.6 million at December 31, 2010, a decrease of $11.5 million or 15.2%.

Parke Bancorp's total equity increased to $75.0 million at June 30, 2011 from $70.7 million at December 31, 2010, an increase of $4.3 million or 6.0%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“Second quarter earnings remained strong, with an 8% increase over the 2nd quarter of 2010. We are also pleased that our net income for the first six months of 2011 increased more than 19% over the first six months in 2010. We are most proud that our shareholders received a return on equity of 13.61% for the first six months of 2011. I am concerned that the economic recovery is weak at best. Loan demand remains very soft with our loan payoffs equaling our new loan generation. The good news is that we have seen a substantial decline in loans past due 30 to 89 days, dropping $12.5 million from the previous quarter.  Although this is very encouraging, I believe there are many challenges that remain in our loan portfolio. We maintained a very conservative position by adding an additional $2.1 million to our allowance for loan loss.”

“Community banks play a significant role in any economic recovery. The current regulatory environment is hampering lending that is needed to sustain the economic recovery. It is critical for the government to recognize that the overzealous regulations being implemented are hindering this recovery.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2011	December 31, 2010	% Change
	(in thousands)
Total Assets	$745,525	$756,853	-1.5%
Cash and cash equivalents	54,685	57,628	-5.1%
Investment securities	27,199	29,729	-8.5%
Loans, net	630,293	626,739	0.6%
Deposits	601,879	604,722	-0.5%
Borrowings	64,087	75,616	-3.8%
Total equity	74,982	70,732	6.0%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Return on average assets	1.17%	1.18%	1.20%	1.13%
Return on average common equity	12.87%	13.56%	13.61%	13.24%
Interest rate spread	4.88%	4.44%	4.72%	4.35%
Net interest margin	4.93%	4.63%	4.80%	4.55%
Efficiency ratio	35.17%	31.54%	32.96%	31.52%

Asset Quality Data
	June 30, 2011	December 31, 2010
	(in thousands)
Allowance for loan losses	$16,540	$14,789
Allowance for loan losses to total loans	2.62%	2.36%
Non-accrual loans	$34,620	$27,445
OREO	$18,682	$16,701

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Interest and dividend income	$10,404	$10,363	$20,594	$20,440
Interest expense	2,312	2,798	4,719	5,752
Net interest income	8,092	7,565	15,875	14,688
Provision for loan losses	2,100	2,200	4,500	4,301
Net interest income after provision for loan losses	5,992	5,365	11,375	10,387
Non-interest income	1,147	903	3,658	1,063
Non-interest expense	3,262	2,675	6,457	4,977
Income before income taxes	3,877	3,593	8,576	6,473
Provision for income taxes	1,564	1,470	3,444	2,621
Net income attributable to Company and noncontrolling (minority) interests	2,313	2,123	5,132	3,852
Net income attributable to noncontrolling (minority) interests	(169)	(119)	(696)	(55)
Net income attributable to Company	2,144	2,004	4,436	3,797
Preferred stock dividend and discount	250	247	499	493
Net income available to common shareholders	1,894	1,757	3,937	3,304

Basic income per common share	0.49	0.36	0.81	0.68
Diluted income per common share	0.38	0.35	0.79	0.66

Weighted shares - basic	4,886,178	4,859,608	4,886,178	4,850,458
Weighted shares - diluted	4,987,195	5,005,078	5,005,937	4,972,580